Exhibit 6.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 10, 2020, is entered into by and between the undersigned stockholders identified on Schedule A(each, a “Seller”; and, collectively, the “Sellers”) of Pacific Acquisition Assets, Inc., a Nevada corporation (the “Company”), and Pacific Software, Inc., a Nevada corporation (the “Buyer”).

WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, $[0.001] par per share, of the Company (the “Company Shares”); and

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Company Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale and Purchase. On the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 3), the Sellers shall sell, convey, assign, transfer, and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Company Shares, free and clear of all liens, pledges, interests, charges, options, encumbrances, and other restrictions (other than restrictions on transfer under applicable securities laws) (collectively, the “Encumbrances”), for the consideration specified in Section 2.

2. Consideration. As payment for the Company Shares, the Buyer shall issue to the Sellers (i) a note in the form annexed hereto as Exhibit A (each a “Note” and collectively the “Notes”),(ii) shares of the Series B Convertible Preferred Stock (the “Series B Preferred” and together with the Notes the “Buyer Consideration”), in the amounts set forth on Schedule A and (iii) Current Buyers management will receive $200,000 in Series B Preferred. The certificate of Designation for the Series B Preferred is annexed hereto as Exhibit B. At the Closing, the Buyer shall issue to each Seller such Seller’s proportionate share of the Buyer Consideration as set forth on Schedule A.

3. The Closing; Closing Deliverables. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”), shall be conducted electronically via email, and shall be deemed to be effective at 12:01 a.m. (Pacific time) on the Closing Date. At the Closing:

(a) the Sellers shall deliver to the Buyer a confirmation from the Company that the Company Shares have been registered in the name of the Buyer; and

(b) the Buyer shall deliver to each Seller a Note and stock certificate representing the Buyer Consideration issuable to such Seller pursuant to Section 2. The directors and executive officers of the Buyer shall deliver to the Buyer the $200,000 in Series B Preferred, their respective resignations from such positions, effective as of the Closing Date, and a unanimous written consent of the directors, effective contemporaneously with the effectiveness of their resignation as directors, that appoints the following individuals as directors of the Buyer: Isaac Onn, and Michael Finkelstein; and the following individuals as the Buyer’s executive officers: Isaac Onn, as Chief Executive Officer and Chief Financial Officer, and Michael Finkelstein, as Secretary.

4. Representations and Warranties of the Sellers. Each Seller, for itself only, hereby represents and warrants to the Buyer, as of the Closing Date, as follows:

(a) Authority of the Seller. Such Seller has full power, authority, and legal capacity to enter into this Agreement and the other and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of such Seller’s obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement and each Transaction Document to which such Seller is a party constitute legal, valid, and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms.

(b) Capitalization. The authorized shares of the Company consist of 100,000 shares of common stock, $0.001 par value, of which 100,000 shares are issued and outstanding and constitute the Company Shares. All of the Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are owned of record and beneficially by the Sellers in the numbers set forth on Schedule 4(c), free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Company Shares for the Buyer Consideration in accordance with the terms of this Agreement, the Buyer shall own all of the Company Shares, free and clear of all Encumbrances. All of the Company Shares were issued in compliance with applicable Laws (as defined in Section 4(e)). None of the Company Shares were issued in violation of any agreement or commitment to which such Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority (as defined in Section 4(e)), unincorporated organization, trust, association, or other entity (each, a “Person”). There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to capital stock of the Company or obligating the Company or such Seller to issue or sell any capital stock of, or any other interest in, the Company to which such Seller is a party. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Company Shares to which such Seller is a party.

(c) No Conflicts or Consents. The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of such Seller or the Company; (ii) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, the “Laws”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (a “Governmental Order”) applicable to such Seller or the Company; (iii) require the consent of, notice to, filing with, or other action by any Person or require any Permit (as defined in Section 4(n)), license, or Governmental Order; (iv) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which such Seller is a party, by which such Seller is bound, or to which any of their respective properties and assets is subject; or (v) result in the creation or imposition of any Encumbrance on any properties or assets of the such Seller. For purposes of this Agreement, “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(d) Acknowledgment of Dilution. The Buyer understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Buyer Consideration and Conversion Shares upon conversion of the Notes and Series B Preferred (“Underlying Shares”). The Buyer further acknowledges that its obligation to issue the Underlying Shares in accordance with this Agreement, the Note, and Certificate of Designation is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Buyer.

(e) Issuance of the Securities. The Buyer Consideration is duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens other than those created by the Sellers. The Buyer has reserved from its duly authorized capital stock at least three times the number of shares of common stock issuable as Underlying Shares for issuance of the Underlying Shares. The failure to comply with the terms of this section shall be a material breach of the agreement.

(f) As Is. The Buyer acknowledges that the Company Shares are being sold “as is” with no representations or warranties except as specifically set forth in this Agreement.

(g) No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Seller.

(h) Investment Representations.

(i) Such Seller is acquiring the Buyer Consideration for such Seller’s own account for the purpose of investment only, without any view toward sale or distribution.

(ii) Such Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(iii) Such Seller has such knowledge and experience in financial and business matters so as to be able to evaluate the risks and merits of such Seller’s investment in the Buyer and is able financially to bear the risks thereof.

(iv) Such Seller understands that (A) the Buyer Consideration have not been registered under the Securities Act or qualified under any state securities or blue sky laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and the qualification requirements of the various state securities or blue sky laws and, therefore, cannot be resold unless they are registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available, (B) even if the Buyer Consideration are subsequently registered under the Securities Act and qualified under state securities or blue sky laws, or exemptions from such registration and qualification requirements are available, the amount or percentage of the Buyer Consideration that may be sold or transferred may be limited by applicable federal and state laws, rules, and regulations, and (C) no public agency has reviewed the accuracy or adequacy of any information furnished to the Sellers and their respective representatives in connection with the Sellers’ respective acquisitions of the Buyer Consideration. Seller agrees that all stock certificates representing the Buyer Consideration shall bear the following legend (or substantially equivalent language):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

(v) Seller acknowledges that such Seller has had access to such financial and other information relating to the Buyer required for such Seller to make an informed decision with respect to such Seller’s acquisition of the Buyer Consideration hereby and that such Seller has had an opportunity to discuss the Buyer’s business, management, and financial affairs with the Buyer’s management, and has had all of such Seller’s questions regarding the Buyer or the Buyer Consideration answered to such Seller’s satisfaction.

(i) Full Disclosure. No representation or warranty by the such Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer by such Seller pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5. Representations, Warranties, and Closing Undertaking and Post-closing Covenant of the Buyer. The Buyer hereby represents and warrants to the Sellers, as of the Closing Date, and covenants to the Sellers, as follows:

(a) Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement and each Transaction Document to which the Buyer is a party constitute legal, valid, and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

(b) Capitalization. The authorized shares of the Buyer consist of 100,000,000 shares of common stock, $0.001 par value, of which 19,187,299 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.001 par value, of which 3,000,000 such shares have been designated as Series A Convertible Preferred Stock of which [733,000] shares are issued and outstanding, and [22,000 such shares have been designated as Series B Convertible Preferred Stock of which 0 shares are issued and outstanding, but all of which are being issued at the Closing as per the table following this section 5(b). All such issued and outstanding shares of capital stock of Buyer have been duly authorized and are validly issued, fully paid, and nonassessable. Upon issuance pursuant to the terms hereof, the Buyer Consideration shall be validly issued, fully paid, and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights. There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to capital stock of the Buyer or obligating the Buyer to issue or sell any capital stock of, or any other interest in, the Buyer.

Series B Shareholder	Series B Preferred
Harrysen Mittler	1,000
Peter Pizzino	1,000

(c) No Conflicts; Consents. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of the Buyer; (ii) violate or conflict with any provision of any Law or Governmental Order applicable to the Buyer; or (iii) require the consent of, notice to, filing with, or other action by any Person or require any Permit, license, or Governmental Order.

No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

(d) Holdco. Digi Asset, Inc. (“DIGI”) is a wholly owned subsidiary of the Company and DIGI is the legal and beneficial owner of the assets identified on Schedule B.

(e) Filing of Regulation A Offering Statement on Form 1-A or Registration Statement on Form S-1. The Buyer covenants that, within 60 days following the Closing Date, it shall use its best efforts to file a Regulation A Offering Statement on Form 1-A or a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) and, thereafter, use its best efforts to have such Statement deemed qualified or effective by the Commission. The gross proceeds of the primary offering of the Buyer’s common stock to be so qualified or registered shall be $10 million with a per-share price to be determined that shall be consistent with a discount from the valuation [of ] modeled at $31 million. Affiliates (Harrysen Mittler & Peter Pizzino) of the Buyer may participate in such public offering as Selling Shareholders up to the 30% maximum limitation (2,000,000 shares each for a total of 4,000,000 shares are per the currently considered 14,000,000 share offering) as further referenced in the proposed Reg A offering (or to the equivalent thereof if the Buyer shall file a Registration statement on Form S-1 in lieu of the Regulation A Offering Statement on Form 1-A).

6. Miscellaneous.

(a) Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Survival of Representations and Warranties. The representations and warranties made herein shall survive the Closing.

(c) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(d) Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(d)):

If to the Sellers:

[SELLERS’ REP]

[●]

Facsimile: [●]

Email: [●]

Attention: [●]

with a copy (which shall not constitute notice) to:

GRUSHKO & MITTMAN, P.C.

515 Rockaway Avenue

Valley Stream, New York 11581

Attention: Eliezer Drew

Facsimile: 212-697-3575

Email: eli@grushkomittman.com

If to the Buyer:

Pacific Software, Inc.

Attn: Harrysen Mittler

2 Bloor St. East, Suite 3500

Toronto ON M4W 1A8

Email: HarrysenMittler@Gmail.com

with a copy (which shall not constitute notice) to:

Law Office of Andrew Coldicutt

1220 Rosecrans St. PMB 258

San Diego, CA 92106

Attn: Andrew Coldicutt, Esq.

Phone: 619.228.4970

E-mail: Andrew@ColdicuttLaw.com

(e) Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

(g) Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and the Schedules hereto (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(h) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

(i) Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

(j) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and Borough of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signatures Appear on the Next Page)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth hereinabove.

SELLERS:

EMA Financial, LLC

/s/ Felicia Preston
Name:	Felicia Preston

Tarpon Bay Partners, LLC

Name:	/s/ Steve Hicks

Name: Steve Hicks

Alpha Capital Anstalt

/s/ Konrad Ackermann
Name:	Konrad Ackermann

BUYER:

PACIFIC SOFTWARE, INC.

By:	/s/ Harrysen Mittler
Harrysen Mittler
Chief Executive Officer